Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS 2012 RESULTS
▪	Historic mid-year separation of Alexander & Baldwin and Matson
▪	2012 marked by significant value creation
▪	Year-over-year commercial portfolio operating profit up 6%
▪	Urban high-rise condominium projects achieve strong sales results

Honolulu (February 19, 2013) -- Alexander & Baldwin, Inc. (NYSE:ALEX) (A&B or Company) today announced full-year 2012 adjusted net income of $32.3 million, or $0.75 per diluted share1, which excludes charges associated with the separation of A&B from Matson, Inc. on June 29, 2012, such as professional and other fees and the non-cash impairment of two California development properties. Including these charges, net income was $20.5 million, or $0.48 per diluted share. These results compared to 2011 net income of $23.5 million, or $0.55 per diluted share. Revenues for 2012 were $296.7 million compared to 2011 revenues of $267.7 million.
“Full-year 2012 earnings benefitted from the solid performance of our leasing and agribusiness segments and tax benefits from our development of a 6-megawatt solar farm at Port Allen, Kauai, and a land donation. While overall property sales were modest, we’re encouraged by a pick-up in sales activity we are now seeing in our projects,” said Stanley M. Kuriyama, A&B chairman and chief executive officer. “In June 2012, A&B completed its separation from Matson, marking a major milestone in the Company’s 140-year history. As a separate company, A&B remains focused on both creating value from our extensive Hawaii real estate holdings, and investing in new real estate opportunities. In 2012, we made good progress toward the latter objective by increasing our exposure to Oahu’s improving residential real estate market through high-rise condominium investments in Honolulu’s urban core. Our commercial property portfolio also performed well in 2012, achieving a 4% year-over-year improvement in Net Operating Income2. Our agribusiness segment produced excellent results in 2012, but will be challenged by sharply reduced sugar prices. In 2013, we’ll continue to invest in our core land businesses, and look for other opportunities to grow the Company in Hawaii.”
Key shareholder value-creating accomplishments during 2012 included the following:
▪	Completed the separation of A&B and Matson, Inc., which created two, publicly-traded Hawaii-based companies, each with a market capitalization of over a billion dollars.

▪
At separation, secured a new $260 million revolving credit facility, and extended maturities for $207 million of existing long-term notes, to provide a strong financial platform from which to pursue current and future growth opportunities.

▪	Increased the Company’s exposure to Oahu’s improving residential real estate market:

-
Achieved strong sales results and commenced construction at the 341-unit Waihonua condominium project near the Ala Moana Shopping Center. To date, of the 340 saleable units, the Company has presold 291 units, or 86%—280 units, or 82%, under binding contracts.

-
Invested in the ONE Ala Moana Tower, a 206-unit, high-end condominium project to be constructed atop the Nordstrom parking structure in the Ala Moana Center. To date, all of the 205 units available for sale were presold—199 units, or 97%, under binding contracts.

-	Secured another high-rise condominium site in urban Honolulu under a long-term option agreement. Planning has commenced and presales are expected to occur in 2013.

▪	Obtained subdivision approval for, and substantially completed construction of, 65 lots within the first increment of the Maui Business Park II project, in Kahului, Maui.

▪
Obtained State Land Use Commission approval to reclassify the 545-acre Waiale master-planned community in Central Maui from Agriculture to Urban. The Company is now in the process of pursuing county zoning for this project and for a 95-acre residential project in Kihei, Maui.

▪	Reduced 2013 lease rollover exposure in the Company’s commercial property portfolio by over 50%, from 22.2% of the portfolio’s income, to 10.5%.

▪	Placed into service in December 2012, a 6-megawatt solar farm at Port Allen, Kauai, the largest solar facility in the State.

Fourth Quarter Financial Results

Fourth quarter net income was $8.7 million, or $0.20 per diluted share, compared to a net loss for the fourth quarter 2011 of $3.1 million, or $0.07 per diluted share. Fourth quarter revenues were $90.8 million in 2012 compared to $87.3 million in 2011.
“Financial performance improved significantly over 2011’s fourth quarter as we experienced meaningful increases in development sales and leasing results,” said Kuriyama. "Agribusiness results, however, were lower than the fourth quarter of 2011, due in part to lower-than-anticipated sugar production for the year. We also recognized significant tax benefits from the development of our Port Allen solar farm and the land donation.”
Real estate leasing operating profit in the quarter of $10.2 million was 12% higher than the $9.1 million recorded in the fourth quarter of 2011. Comparative results benefited from higher occupancy and lower expenses. Fourth quarter 2012 occupancy for the Mainland and Hawaii portfolios were 95% and 92%, respectively, compared to 92% and 91% for the fourth quarter of 2011. Net Operating Income (NOI) for the quarter was $15.5 million, a 2% increase over the fourth quarter of 2011.2
Operating profit for the real estate development and sales segment was $1.3 million for the quarter, compared to a $10.6 million loss recorded in the fourth quarter of 2011 from the write-off of the Company’s investment in the Waiawa joint venture and joint venture losses. Sales for the quarter, inclusive of joint venture sales, consisted of three non-core land parcels on Maui, three club cottage units at Kukui’ula, two residential units at Wailea, and three residential units at Ka Milo on the Big Island. Sales were partially offset by joint venture operating costs and general and administrative expenses.
Agribusiness operating profit for the fourth quarter of 2012 was $1.2 million, $6.1 million lower than the fourth quarter of 2011 principally due to the higher cost of sugar sold resulting from lower full-year production, an adjustment for the cost of sugar sold in the prior three quarters due to lower than expected full-year sugar production, and lower power margins due to lower volume of power sold.
Corporate expenses for the quarter were $3.4 million compared to $7.0 million for the fourth quarter of 2011. Corporate expenses declined primarily due to a decrease in professional services fees and lower compensation-related expenses.
During the fourth quarter of 2012, the Company recognized a $2.7 million income tax benefit primarily driven by the construction of the Port Allen solar farm, which was placed into service in December 2012, and donation of land.

1 Refer to page 9 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of adjusted net income and adjusted diluted earnings per share to net income and diluted earnings per share.

2 Refer to page 10 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of leasing operating profit to cash NOI.

Analysis of Financial Results

Real estate development and sales and leasing revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of real estate development and sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Real Estate Leasing – Fourth quarter of 2012 compared to 2011

	Quarter Ended December 31,
(dollars in millions)	2012	2011	Change
Revenue	$24.7	$24.2	2%
Operating profit	$10.2	$9.1	12%
Operating profit margin	41.3%	37.6%
Average occupancy rates:
Mainland	95%	92%
Hawaii	92%	91%
Leasable space (million sq. ft.) — improved
Mainland	6.5	6.5	--%
Hawaii	1.4	1.4	--%

Real estate leasing revenue and operating profit for the fourth quarter of 2012 were higher than for the fourth quarter of 2011 primarily due to higher occupancy and lower expenses.

Real Estate Leasing – 2012 compared to 2011
(dollars in millions)	2012	2011	Change
Revenue	$100.6	$99.7	1%
Operating profit	$41.6	$39.3	6%
Operating profit margin	41.4%	39.4%
Average occupancy rates
Mainland	93%	92%
Hawaii	92%	91%
Leasable space (million sq. ft.) — improved
Mainland	6.5	6.5	--%
Hawaii	1.4	1.4	--%

Real estate leasing revenue for 2012 was 1% higher than for 2011. The increase was principally due to the impact of acquisitions and dispositions, and a reversal of deferred rent in 2011 related to a tenant bankruptcy.
Operating profit was 6% higher in 2012, compared with 2011, principally due to higher occupancy in the Mainland portfolio, lower expenses related to the previously mentioned tenant bankruptcy in 2011, and the favorable impact of the timing of acquisitions and dispositions.

Real Estate Development and Sales – Fourth quarter of 2012 compared to 2011

	Quarter Ended December 31,
(dollars in millions)	2012	2011		Change
Improved property sales revenue	$--	$--		NM
Development sales revenue	0.6	1.3		-54%
Unimproved/other property sales revenue	4.8	1.5		3	X
Total revenue	5.4	2.8		93%
Operating profit (loss) before joint ventures and impairment	2.0	(2.1)		NM
Write-off of Waiawa joint venture investment	--	(6.4)		NM
Loss from joint ventures	(0.7)	(2.1)		-67%
Total operating profit (loss)	$1.3	$(10.6)		NM
Operating profit margin	24.1%	N	M

2012 Fourth Quarter: Revenue was $5.4 million, principally due to the revenue recognized from the sale of three non-core land parcels on Maui and a residential unit on Oahu. Operating profit also included joint venture sales of three residential units on Kauai, two residential units on Maui and three residential units on the Big Island, which were more than offset by joint venture expenses.
2011 Fourth Quarter: Revenue was $2.8 million and the operating loss was $10.6 million. The operating loss included a $6.4 million non-cash reduction in the carrying value of the Company’s Waiawa joint venture investment and other joint venture losses, partially offset by the sales of two residential units on Oahu, and a leased fee parcel and two non-core parcels on Maui.

Real Estate Development and Sales – 2012 compared to 2011
(dollars in millions)	2012		2011	Change
Improved property sales revenue	$5.0		$45.2	-89%
Development sales revenue	8.7		6.7	30%
Unimproved/other property sales revenue	18.5		7.9	2	X
Total revenue	32.2		59.8	-46%
Operating profit before joint ventures and impairment	9.8		23.4	-58%
Impairment of Santa Barbara development project	(5.1)		--	N	M
Impairment and equity loss related to Bakersfield joint venture	(4.7)		--	N	M
Write-off of Waiawa joint venture investment	--		(6.4)	N	M
Loss from joint ventures	(4.4)		(1.5)	3	X
Total operating profit (loss)	$(4.4)		$15.5	N	M
Operating profit margin	N	M	25.9%

2012: Revenue was $32.2 million, principally related to the sale of 286 acres of agricultural-zoned land on Maui, a 4.1-acre parcel at Maui Business Park II, the Firestone office building in California, two leased fee parcels on Maui, three residential units on Oahu, and several non-core land parcels on Maui. Operating profit additionally included joint venture sales of a parcel, a residential lot and six cottages on Kauai, two residential units on Maui, and eight residential units on the Big Island. The margin on the sales described above was partially offset by $9.8 million of non-cash impairment charges in the second quarter of 2012, related to the Company’s Santa Barbara and Bakersfield development projects in California, resulting from the Company’s change in its development strategy to focus on development projects in Hawaii, as well as joint venture expenses.
2011: Revenue and operating profit included the sales of the Arbor Park Shopping Center in Texas, two commercial properties, an 86-acre industrial parcel, a leased fee parcel and several non-core parcels on Maui, and one commercial and six residential units on Oahu. Losses from joint ventures included in operating profit consisted of the aforementioned reduction in the carrying value of the Waiawa joint venture and other ongoing joint venture expenses, partially offset by a gain on the sale of the Company’s interest in the Bridgeport Marketplace project in California, a four-acre commercial parcel at Kukui’ula on Kauai and four residential units on the island of Hawaii.

  Agribusiness – Fourth quarter of 2012 compared to 2011
	Quarter Ended December 31,
(dollars in millions)	2012	2011	Change
Revenue	$60.9	$61.2	--%
Operating profit	$1.2	$7.3	-84%
Operating profit margin	2.0%	11.9%
Tons sugar produced	40,800	34,100	20%
Tons sugar sold (bulk raw sugar)	76,400	75,900	1%

Agribusiness revenue for the fourth quarter of 2012 was $60.9 million, consistent with the fourth quarter of 2011.
Operating profit for the fourth quarter of 2012 decreased $6.1 million compared to the fourth quarter of 2011. The decrease was principally due to an increase in the cost of sugar sold due to lower full-year production, an adjustment to increase the cost of sugar sold in the prior three quarters based on lower than expected full-year production, and lower power margins due to the lower volume of power sold. Full-year sugar production was lower than anticipated due principally to lower water availability.

Agribusiness – 2012 compared to 2011

(dollars in millions)	2012	2011	Change
Revenue	$182.3	$157.5	16%
Operating profit	$20.8	$22.2	-6%
Operating profit margin	11.4%	14.1%
Tons sugar produced	178,300	182,800	-2%
Tons sugar sold (bulk raw sugar)	198,200	163,100	22%

Agribusiness revenue increased $24.8 million, or 16%, in 2012 compared with 2011. The increase was primarily due to higher raw sugar sales revenue due to five sugar shipments in 2012 as compared to four sugar shipments in 2011, higher specialty sugar and molasses sales resulting from higher volume and prices, and higher parts and repair revenue in the trucking company subsidiaries, partially offset by lower charter revenue.
Operating profit decreased $1.4 million in 2012 compared with 2011, primarily due to an increase in the cost of sugar sold resulting from lower full-year production and was partially offset by margin improvement resulting from the sale of the Company’s coffee assets in 2011, higher power margins from hydroelectric production on Kauai, and a reduction in charitable foundation contribution expenses.
Sugar production in 2012 was 2% lower than 2011 due principally to lower water availability.

About Alexander & Baldwin

Alexander & Baldwin, Inc. is a premier Hawaii land company, with interests in real estate development, commercial real estate and agriculture. With ownership of over 87,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and is one of the state’s most active real estate investors. A&B has a diverse portfolio of real estate development projects throughout Hawaii, and a commercial property portfolio comprising nearly eight million square feet of leasable space in Hawaii and on the U.S. Mainland. It is also the owner and operator of the Hawaiian Commercial & Sugar plantation on Maui, and a significant provider of renewable energy on the islands of Maui and Kauai. Additional information about A&B may be found at www.alexanderbaldwin.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 20-38 of the information statement filed as Exhibit 99.1 to Alexander & Baldwin, Inc.’s registration statement on Form 10 and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
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Use of Non-GAAP Financial Measures

Alexander & Baldwin, Inc. reports net income and diluted earnings per share in accordance with GAAP and on a non-GAAP basis. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the years ended December 31, 2012 and 2011 are presented below.
The Company uses these non-GAAP financial measures when evaluating operating performance because management believes that the exclusion from net income of 1) one-time advisory, legal, equity conversion and other expenses that were incurred to effect the separation of the Company from Matson, Inc., and 2) the reduction in carrying values of two of the Company’s Mainland development projects that do not align with the Company’s post-separation focus on Hawaii real estate development, provides insight into the Company’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. A&B provides this information to investors as an additional means of evaluating ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

	Year Ended
	December 31
(dollars in millions, except earnings per share, unaudited)	2012	2011
Net income	$20.5	23.5
Professional service and other expenses incurred to effect separation	5.7	--
Charge to convert pre-separation stock options to A&B-only options	1.1	--
Write-down of non-strategic Mainland development project carrying values	9.8	--
Income tax effect of adjusting items	(4.8)	--
Adjusted net income	$32.3	23.5

Diluted earnings per share, net income	$0.48	$0.55
Professional service and other expenses incurred to effect separation	0.13	--
Charge to convert pre-separation stock options to A&B-only options	0.03	--
Write-down of non-strategic Mainland development project carrying values	0.23	--
Income tax effect of adjusting items	(0.12)	--
Diluted earnings per share, adjusted net income	$0.75	$0.55

In addition to adjusted net income and adjusted diluted earnings per share, the Company presents cash NOI, which is a non-GAAP measure derived from real estate revenues (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). Cash NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of cash NOI used by other companies. Cash NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. Cash NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. Cash NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the real estate leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to cash NOI. A required reconciliation of real estate leasing operating profit to real estate leasing segment same store cash NOI is as follows:

ALEXANDER & BALDWIN
Reconciliation of Real Estate Leasing Operating Profit to Cash NOI
(In Millions, Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
(dollars in millions)	2012	2011	2012	2011
Real estate leasing segment operating profit before discontinued operations	$10.2	$9.1	$41.6	39.3
Less amounts reported in discontinued operations	(0.2)	(0.3)	(0.7)	(2.3)
Real estate leasing segment operating profit after subtracting discontinued operations	10.0	8.8	40.9	37.0
Adjustments:
Depreciation and amortization	5.6	5.5	22.2	21.7
FASB 13 straight-line lease adjustments	(0.9)	(0.5)	(3.6)	(3.8)
General and administrative expenses	0.6	1.1	2.9	3.6
Discontinued operations	0.2	0.3	0.7	2.3
Real estate leasing segment cash NOI	$15.5	15.2	$63.1	60.8

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
Revenue:	2012	2011	2012		2011
Real estate:
Leasing	$24.7	24.2	$100.6		$99.7
Development and sales	5.4	2.8	32.2		59.8
Less amounts reported in discontinued operations	(0.2)	(0.9)	(10.1)		(49.3)
Agribusiness	60.9	61.2	182.3		157.5
Reconciling items	--	--	(8.3	) 1	--
Total revenue	$90.8	$87.3	$296.7		$267.7

Operating profit (loss), net income (loss):
Real estate:
Leasing	$10.2	$9.1	$41.6		$39.3
Development and sales	1.3	(10.6)	(4.4)		15.5
Less amounts reported in discontinued operations	(0.2)	(0.7)	(4.7)		(24.8)
Agribusiness	1.2	7.3	20.8		22.2
Total operating profit	12.5	5.1	53.3		52.2
Interest expense	(3.2)	(4.2)	(14.9)		(17.1)
General corporate expenses	(3.4)	(7.0)	(15.1)		(19.9)
Separation costs	--	--	(6.8)		--
Income (loss) from continuing operations before income taxes	5.9	(6.1)	16.5		15.2
Income tax expense (benefit)	(2.7)	(2.6)	(1.2)		6.6
Income (loss) from continuing operations	8.6	(3.5)	17.7		8.6
Income from discontinued operations (net of income taxes)	0.1	0.4	2.8		14.9
Net income (loss)	$8.7	$(3.1)	$20.5		$23.5

Basic earnings (loss) per share, continuing operations	$0.20	$(0.08)	$0.41		$0.20
Basic earnings (loss) per share, net income	$0.20	$(0.07)	$0.48		$0.55

Diluted earnings (loss) per share, continuing operations	$0.20	$(0.08)	$0.41		$0.20
Diluted earnings (loss) per share, net income	$0.20	$(0.07)	$0.48		$0.55

Basic weighted average shares outstanding	42.9	42.4	42.6		42.4
Diluted weighted average shares outstanding	43.5	42.4	42.9		42.4

1 Represents the sale of a 286-acre agricultural parcel in the third quarter of 2012 classified as “Gain on sale of agricultural parcel” in the condensed consolidated statements of income, but reflected as revenue for segment reporting purposes.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Consolidated Balance Sheet (Condensed)
(In Millions, Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets	$63.4	$68.8
Investments in affiliates	319.9	290.8
Real estate developments	144.0	143.3
Property, net	838.7	830.6
Other assets	71.3	53.1
	$1,437.3	$1,386.6

Liabilities & equity
Current liabilities	$69.6	$90.0
Long-term debt, non-current portion	220.0	327.2
Deferred income taxes	152.9	164.1
Accrued pension and post-retirement benefits	58.9	54.6
Other long-term liabilities	21.5	24.9
Equity	914.4	725.8
	$1,437.3	$1,386.6

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Condensed Cash Flow Table
(In Millions, Unaudited)

	Year Ended December 31,
	2012	2011

Cash flows used in operating activities:
Cash flows from operating activities before real estate expenditures for real estate development inventory	$48.1	$24.2
Capital expenditures for real estate development inventory	(37.2)	(13.8)
Net cash provided by operations	$10.9	$10.4

Capital expenditures1
Leasing	(13.6)	(8.6)
Development and sales	(0.1)	(1.1)
Agribusiness/other	(31.7)	(10.5)
Total capital expenditures	(45.4)	(20.2)
Other investing activities, net	(4.7)	(5.9)
Cash used in investing activities	$(50.1)	$(26.1)

Net debt proceeds	128.0	148.1
Payments of debt and deferred financing costs	(257.2)	(145.9)
Net contributions from Alexander & Baldwin Holdings, Inc.	146.0	19.7
Proceeds from issuances of capital, including excess tax benefit	11.8	--
Cash provided by financing activities	$28.6	$21.9

Net increase (decrease) in cash and cash equivalents	$(10.6)	$6.2
1 Excludes non-cash 1031 exchange transactions and capital expenditures for real estate development inventory.